UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 5, 2020

Strategic Education, Inc.

(Exact name of registrant as specified in its charter)

Maryland	0-21039	52-1975978
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2303 Dulles Station Boulevard, Herndon, VA	20171
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 561-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, Par Value $0.01 per share	STRA	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On August 10, 2020, Strategic Education, Inc. (“SEI”) entered into a supplement agreement (the “Supplement Agreement”) with certain of its subsidiaries party thereto as subsidiary loan parties, Truist Bank (“Truist”), successor by merger to SunTrust Bank, as administrative agent (in such capacity, the “Administrative Agent”), and Truist and Bank of America, N.A., as lenders. The Supplement Agreement amends the Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of November 8, 2012 (as amended, the “Credit Agreement”), among SEI, the lenders from time to time party thereto and the Administrative Agent, which provided, among other things, for a $250.0 million senior secured revolving credit facility (the “Revolving Credit Facility”) with a maturity date of August 1, 2023, and provides SEI with an option, subject to obtaining additional loan commitments and satisfaction of certain conditions, to increase the commitments under the Revolving Credit Facility or establish one or more incremental term loans from time to time in the future (the “Accordion”) in an aggregate amount of up to the sum of (x) $150.0 million and (y) if such incremental facility is incurred in connection with a permitted acquisition, any amount so long as SEI’s leverage ratio (calculated on a trailing four-quarter basis) on a pro forma basis will be no greater than 1.75:1.00. Pursuant to the Supplement Agreement, SEI exercised the Accordion increasing the total commitments under the Revolving Credit Facility from $250.0 million to $350.0 million.

Except as amended by the Supplement Agreement, the remaining terms of the Credit Agreement remain in full force and effect.

The foregoing description of the Supplement Agreement does not purport to be complete and is qualified in its entirety by reference to the Supplement Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01.	Other Events.

On August 5, 2020, SEI entered into an underwriting agreement (the “Underwriting Agreement”) with BofA Securities, Inc., as representative of the underwriters named in Schedule A thereto (the “Underwriters”), to issue and sell 1,900,000 shares of SEI’s common stock at a public offering price of $105.00 per share, less underwriting discounts and commissions. Pursuant to the Underwriting Agreement, SEI also granted the Underwriters an option to purchase an additional 285,000 shares of SEI’s common stock, which the Underwriters exercised on August 6, 2020. The transaction closed on August 10, 2020, with the Underwriters purchasing 2,185,000 shares from SEI and net proceeds to SEI of approximately $220.2 million. The shares were issued and sold pursuant to SEI’s registration statement on Form S-3 (File No. 333-241005), filed with the Securities and Exchange Commission on August 5, 2020, the base prospectus therein and the accompanying prospectus supplement, dated August 5, 2020. Pursuant to the Underwriting Agreement, SEI agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect of those liabilities.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement, which is attached hereto as Exhibit 1.1 and incorporated herein by reference.

Hogan Lovells US LLP delivered an opinion to SEI regarding certain legal matters with respect to the offering of the shares of common stock, a copy of which is filed as Exhibit 5.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
1.1	Underwriting Agreement, dated August 5, 2020, by and between among Strategic Education, Inc. and BofA Securities, Inc., as representative of the underwriters named therein

5.1	Opinion of Hogan Lovells US LLP

10.1	Supplement Agreement, dated August 10, 2020, among Strategic Education, Inc., certain of its subsidiaries party thereto as subsidiary loan parties, Truist Bank, as administrative agent, and Truist Bank and Bank of America, N.A., as lenders

23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC EDUCATION, INC.
Date: August 10, 2020

	By:	/s/ Daniel W. Jackson
Daniel W. Jackson
Executive Vice President and Chief Financial Officer